Exhibit 99.1

News Release WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO to Acquire TVC Communications
PITTSBURGH, November 17, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical and industrial MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that WESCO Distribution, Inc. has entered into a definitive agreement to acquire TVC Communications, L.L.C. (TVC) from Palisades Associates, a Bethesda, Maryland-based private equity firm. The transaction is subject to certain customary closing conditions, including regulatory approvals required under the Hart-Scott-Rodino Act.
TVC, headquartered in Annville, Pennsylvania, and founded in 1952, is a leading distributor of broadband communications network infrastructure products serving the cable, telecommunications and satellite industries. TVC has annualized sales as of October 31, 2010, of approximately $300 million, employs over 300 employees, and operates 20 locations serving markets in the United States, Canada, Latin America and Europe.
Mr. John J. Engel, WESCO’s President and Chief Executive Officer, stated, “I am very pleased to announce the acquisition of TVC Communications, a leading distributor of broadband infrastructure products and services. Our strategy of providing industry leading supply chain solutions to our global customers is being executed as we continue to expand our business through above-market organic growth and accretive acquisitions. TVC strengthens WESCO’s data communications platform by providing a more comprehensive suite of products and services to existing and new customers, while expanding our geographic footprint into previously untapped international growth markets. The purchase price for TVC is expected to be approximately $246.5 million, subject to certain closing adjustments. The acquisition will be financed utilizing WESCO’s existing cash and credit facilities. We expect this acquisition to be immediately accretive, and we currently estimate an improvement to WESCO’s 2011 diluted earnings per share of approximately $0.30 or more. Closing of the transaction is expected to occur prior to year-end.”
Mr. Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Operating Officer, stated, “The addition of TVC will make WESCO the leading one-stop-shop for enterprise and telecommunication infrastructure solutions by providing the necessary products to support the entire broadband network, from signal origination to and through the customer premises. TVC has a track record of success, and an experienced management team that will report to David Bemoras, Vice President and General Manager of our Data Communications and Security business. We are looking forward to the addition of this seasoned and energetic management team to WESCO.”
Mr. James Manari, President and Chief Operating Officer of TVC, commented, “We are excited to have the opportunity to be part of the WESCO organization, with its outstanding supply chain capabilities and broad product and service offerings. The combined resources of our companies, in addition to our industry knowledge, experience and excellent customer service, will provide a terrific value proposition to both our customers and our loyal supplier and manufacturing partners.”
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About WESCO: WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-

service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
About TVC: For more than 50 years, TVC Communications, L.L.C. has been providing integrated business solutions to the broadband telecommunications industry. Whether a network uses fiber optic cable, twisted pair or coaxial cable, TVC offers the technical products and supportive services to help its customers understand and meet their communications goals in the US, Canada, Caribbean, Mexico, Central and South America. Backed by close working relationships with top manufacturers and a deep understanding of the applications and technology behind the products it sells, TVC has proven itself to be a valued partner to both the broadband cable and telecommunications industries.
About Palisades: Palisades Associates, Inc., is a merchant banking firm based in Bethesda, Maryland. Palisades acquires middle-market companies which enjoy historical leadership positions and are led by solid management teams, but which require new capital, debt restructuring or strategic repositioning in order to refine their business models and resume profitable growth. Over the last few years, Palisades has successfully invested in historical leaders in industries as diverse as electronic component distribution and food processing.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566